Exhibit 99.2

ClearSign Technologies Corporation [CLIR]

First Quarter 2020 Results Conference Call

Tuesday, June 16, 2020, 5:00 PM EDT

Company Participants

  Matthew Selinger, Investor Relations

  Brian Fike, Chief Financial Officer

  Jim Deller, Chief Executive Officer

  Rob Hoffman - Chairman of the Board

Analysts and Private Investors

  John Reynolds, Private Investor

  Jim Kennedy, Marathon Capital

  Robert Kecseg, Las Colinas Capital Management

  Jack Stewart, Private Investor

  Michael Legg, Benchmark

  Sean Hanick, Private Investor

  George Woodward, BDE Capital

Presentation

Operator: Good day, and welcome to the ClearSign Technologies Corporation First Quarter 2020 Results Conference Call. (Operator Instructions). After today's presentation, there will be an opportunity to ask questions. (Operator Instructions). Please note this event is being recorded.

I would now like to turn the conference over to Matthew Selinger, Investor Relations. Please go ahead.

Matthew Selinger: Good afternoon, and thank you, Operator. And welcome, everyone, to the ClearSign Technologies Corporation first quarter 2020 results conference call. During this conference call, the Company will make forward-looking statements. Any statement that is not a statement of historical fact is a forward-looking statement. This includes remarks about the Company's projections, expectations, plans, beliefs and prospects. These statements are based on judgments and analysis as of the date of this conference call, and are subject to numerous important risks and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements.

The risks and uncertainties associated with the forward-looking statements made in this conference call include, but are not limited to, whether field testing and sales of ClearSign's products will be successfully completed, whether ClearSign will be successful in expanding the market for its products, and other risks that are described in ClearSign's other periodic public filings with the SEC, including the discussion in the Risk Factors section of the 2019 Annual Report on Form 10-K.

Except as required by law, ClearSign assumes no responsibility to update these forward-looking statements to reflect future events or actual outcomes and does not intend to do so.

On the call with me today are Jim Deller, ClearSign's President and Chief Executive Officer, and Brian Fike, ClearSign's Chief Financial Officer. Rob Hoffman, ClearSign's Chairman of the Board, will also be available during the question-and-answer portion of the call.

So with that, I would like to now turn the call over to Brian Fike. Please go ahead, Brian.

Brian Fike: Thank you, Matthew, and thank you to everyone for joining us today. Our full financial results were released last month on Form-Q with the SEC on May the 14th.

The cash burn for the quarter ended March 31, 2020 was $1.5 million compared to $2.2 million in the same period of 2019. This is a reduction of 33%, and is representative of the changes made in the Company since the first quarter last year.

The Q1 figures are consistent with the increasing efficiency achieved over the past year. The major savings have been from a systematic focus on selected and prioritized development projects and the very selective and judicious use of outsource consulting. This has been combined with more rigorous project planning and budgeting and expenditure approval process.

Our cash and investment resources were about $7 million at the end of the first quarter of 2020 compared to $8.5 billion at the end of the fourth quarter of 2019.

Shares outstanding at March 31, 2020 were 26,770,261. On April the 21st, we received a letter from NASDAQ deferring the tolling period for our stock price due to our bid price deficiency for the months of May and June. This extends the current deadline for meeting the bid price guidelines until September 28 of 2020, at which time, if necessary, we can apply for a 6-month extension.

During the second quarter, we have also received $250,000 in funds from the PPP, which are anticipated to be forgiven during Q3. It is important to note that we have sufficient working capital available as of today to carry us through 2020 and into 2021, even assuming no revenue from any other sources.

With that, I would like to turn the call now over to our Chief Executive Officer, Jim Deller. Please go ahead, Jim.

Jim Deller: Thank you, Brian, and good afternoon, everyone. Welcome to our first quarter update call for 2020. Before getting into the details of our first quarter business update, I want to expand a little on the press release just issued confirming that ClearSign has received a purchase order from ExxonMobil for supply of 4 ClearSign Core process burners to be installed at their Baytown, Texas refinery.

Firstly, I would like to thank ExxonMobil for the order and for the considerable investment they have made in evaluating ClearSign technology. The assessments of ClearSign technology from a technical, operational and economic perspective has been very thorough, which for us, recognizing the significance of this order, and not just an equipment supply, but as the final stage in a forward-looking program to validate a new environmental technology, provides great reassurance that what we provide, and the way that we provide it, deliver a practical solution meeting the refinery's technical needs and also provides that economic value.

The order includes a full-scale multi-burner performance test that we expect to be carried out in the coming months, and a full-scale industrial furnace, and the provision of a computer model showing how the burners and flames work in the destination furnace, both of which we have arranged to contract out to world class third-parties in Tulsa, Oklahoma, experienced in providing these services.

This order is great news for ClearSign, and we anticipate that such an endorsement will have beneficial implications for the alliance agreements and general industry engagements that we are pursuing. We also believe that it is a precursor to the more wide-scale adoption of our technology by ExxonMobil to meet their upcoming environmental emissions targets.

I'd like to start the quarterly review today by going over developments since our last call back on March 12. At that time, we were observing the disruption caused by COVID-19 to social and commercial activities in China, and assessing the impact on the development of our business in that region. As we all know, the disruption spread globally and caused significant changes to all of lives. We have had to modify our work practices to accommodate the restrictions required to limit the spread of the disease, and have had also to be flexible in order to accommodate the effects of the virus on our customers, suppliers and partners.

However, we made plans and preparations early outside of China; have been able to keep our internal strategic developments and commercialization projects moving forward with minimal delays. As the supplier to oil and gas refining and delivery industries, we are considered an essential business and accordingly, have maintained essential operations in our offices. We have kept these operations to a minimum. All activities that can be done remotely are being done by our employees from home. And this has allowed us to continued running our test equipment and push forward with the commercialization of our technologies. This has been the case for both our Seattle and Tulsa-based staff.

I want to acknowledge and thank our employees for their flexibility and creativity in quickly adapting and adopting our new work practices, especially those who have continued to keep our testing program advancing in the Seattle office. Through their efforts, we've made some significant progress and developments in the past few months despite the extraordinary complications.

The development of our process burner technology and business has been generally focused on the needs for the commercial deployment of the ExxonMobil Baytown facility and other large-scale refineries in general, and specifically, focused on the operating requirements of the burners of the order mentioned earlier. This has involved not just optimizing and improving the design to perform under all the foreseen operating scenarios of our modern complex refinery, but also included such activities as working through all the installations details and making arrangements to meet performance testing requirements.

In addition, we have had to give consideration to future spare part needs and the standardization of our burner components to ensure that from a customers' perspective, equipment is easy to maintain, and from ClearSign's perspective, that the sourcing and provision of ongoing parts can be handled efficiently and cost effectively.

If our install base develops as we expect it to, the provision of aftermarket parts and services will become an increasingly large and important part of our business. So it is necessary that we give careful consideration to the design of our parts and the planning of our supply chains, so the aftermarket parts can be sourced, stored and shipped quickly and cost effectively. This will enable us to provide good service to our customers and, of course, in doing that, to also provide the maximum potential of its high margin revenue stream for ClearSign.

While we are clearly committed to meeting the needs of our immediate projects, we are also cognizant that the steps and decisions that we made now must reflect and support the vision of larger-scale and long-term operations. This incidentally, is applicable to all our technologies. Given that this is our first burner equipment sale into a major international tier-one refinery with all the operational procedures and functional reviews that that entails, this was a considerable amount of work.

We expect this process will become more streamlined as our future customers and other third-parties involved in such installation projects become familiar with ClearSign products. And of course, as we develop a history and experience supplying our technology into the mainstream refining and petrochemical industries. Fortunately, we have been able to accomplish this, and I look forward to the execution phase of this project.

We are also continuing to work with World Oil and the California South Coast Air Quality Management District. The development of our process burner technology is advancing our capabilities in general, as well as in addition to being specific for this particular project. In that regard, it is very relevant to our World Oil project. Many of the improvements we have made to the process burner technology over the last few months are equally applicable to the World Oil installation.

Following the demonstration of our process burner technology to ExxonMobil, the plants have utilized the same setup to demonstrate the performance to World Oil as part of our continuation of that project.

While our burner supply to ExxonMobil has been our primary focus in the process burner area over the last months, it is not the only company we are talking with. We have leads progressing with other international top-tier refining and gas-producing companies, and assuming we are successful in obtaining the greatly anticipated commitments from them, look forward to making additional announcements related to these.

When discussing our process burner technology, the development of a commercial alliance with an established burner manufacturer should also be recognized as a key development milestone. While I do not have anything formal to announce today, as pursuit is progressing, and it is my belief that the sequence of this courtship and the timing of a formal agreement will not hinder the ultimate adoption of the ClearSign Core process burner technology in the market.

As you may remember, on the last call, we mentioned that we have the support of a third-party who is enabling us to provide industrial scale burner testing for our ExxonMobil and World Oil projects. It is our expectation that this firm will also fabricate the burners for ExxonMobil. Securing the purchase order for the supply of burners to ExxonMobil is a recognized milestone and established ClearSign burner technology as a viable solution in the mainstream industry. And it is my expectation that this will act as a catalyst for us to move into the final phase of completing our alliance agreement with this supplier. When we are able to announce this alliance, it will become clear how transformational this relationship will be for our business model.

With our alliance agreements in place, our plan is to continue to sell to major global refineries and other similar companies, in addition to sales obtained through the sales functions of any future alliance partners with which we do business. We plan that our future alliance partners will have our technologies in their product mix and in that way, we will continue to grow our network and to sell through their organizations, as well as our own, to add combined sales affiliates, including engineering and turnkey installation firms like California Boiler.

Regarding our boiler burner technology, the opportunity targeted primarily by this business is in China. We have made good progress here also, but had to adapt our original game plan of demonstrating what was essentially a duplicate of our fire tube test setup in Seattle to obtain the performance test accreditation for our technology in China; then continue to develop a final commercialized version of the fire tube technology for pipe testing and to be ready to commercialize other product designs.

While the pandemic has delayed the performance testing of our fire tube burner technology, which we had hoped to have completed by now, we used this downtime to advance the design. And I believe we are ultimately further ahead in our progress having a fully commercialized boiler burner technology.

The final product that will be sold for installation into new fire tube boilers, and to replace the existing burners in fire tube boilers, will need to be a single consolidated unit, and to have the air and fuel gas control equipment mounted on that burner, so the entire assembly can be delivered and installed as a single one-piece assembled burner.

Rather than demonstrating the technology and obtaining the performance certificate, and reconfiguring it to be re-installed in its final form, and then proceeding with the final pipe testing, we have now jumped directly to the final configuration, and have fully designed the components to convert our burner in China to its final one-piece form. This will allow us to complete both the performance certification and pipe testing respectively, ultimately getting us to our end goal of having a sellable product on the most efficient schedule.

Our testing in Seattle has demonstrated that this new one-piece burner configuration delivers the same performance as our prototype multipiece technology, and in doing so, it exceeds Chinese emission requirements and the performance of all known competing burner technologies. We have a testing partner waiting for us in China, and have kept this relationship intact during the coronavirus shutdown, both through contact from our resident Chinese business manager and communications from the USA. At present, we are still not able to get back into China from the USA.

However, to progress this work, we need to confirm that our testing partner is properly set up and engaged in our project. And we also need to keep control of who sees our proprietary designs. We also want to ensure we protect and foster the relationships and business development plans that we have underway in China. We are working on special visas and unorthodox travel routes to get our essential personnel there.

We have developed a selection of very capable Chinese consultants and contractors, who we are anticipating will enable us to continue with the physical burner installation and optimization in China. This means we will not need to wait until we can also deploy our technical team to the job site. We believe the setup and demonstration of our fire tube boiler burner can be fully accomplished with ongoing support via video conference should our technical team need to remain in USA due to travel restrictions.

Additionally, we continue to work with the district heating groups in China for the development of our water tube boiler burner. At the time of the last call, we had demonstrated the burner at 96% of maximum rate with NOx below the 10 PPM target, and had to shut down to prepare the installation for ongoing use and to implement the automated control system. Due to the coronavirus and travel restrictions, we have not been able to progress this project further to date. We have had some preliminary discussions with potential partners that may enable us (inaudible) by configuring this technology to its final commercial form.

Of course, we also need to reach agreement on such possible changes to our initial plan with the heating district, so I really cannot elaborate on this more at this time other than to say we are eager to get back into China and to continue the development of these very significant projects, and to progress our relationships with the very capable and respected partners with whom we plan to work in the future.

It is probably worth reiterating that the market for 5G burners is approximately 4x the size of the water tube market in China. The reason ClearSign first entered China a number of years ago with a water tube offering is that we did not at the time have a fire tube product. So our COVID situation has unfortunately affected the water tube project timing fact that we have made such significant progress in the commercialization efforts of the fire tube projects should be viewed as an avenue to both quicker and more significant revenue opportunities in China.

The reality is the issuing of special visas, or the opening up of travel routes between the USA and China, is ultimately out of our hands. We are working through some diplomatic channels that we have to do what we can. Our best guess -- and it really is a guess at present -- is that we'll be able to get back to some form of on-the-ground technical progress in China sometime in the third quarter this year. Of course, we are hoping to do this as early as possible, especially considering the upcoming winter heating season that starts in mid-November.

I will now move on to our flare technology. We issued a press release on May 14 announcing the sale of all flares by our alliance partner, ASHCOR, by International Combustion Controls, a division of our sales and installation partner, California Boiler, for a customer in the Los Angeles region of California. While relatively modest, this was a very significant order for ClearSign in a number of respects. The order was exactly as we envisioned when we first adopted our commercial strategy of being an asset-light provider of technology and developing a family of original equipment manufacturers who have the sales, engineering, design and production resources to deliver product containing our valuable technology at its core. And we branded ClearSign Core to designate the inclusion of this technology and best-in-class emissions capability.

Secondly, the ClearSign supply in these orders is the core and of course, the special IP that is embedded in it. This was sold at our envisioned market price, confirming our intention that through this commercial strategy, we can create business that is beneficial to customers, alliance partners, sales channel partners and of course, ClearSign and ultimately, our investors.

Thirdly, very early after embarking on this new strategy, we met ASHCOR, and soon after, California Boiler. These 2 companies subsequently formed a business arrangement and it was entirely through these alliances and relationships that this business was enabled and generated. It is simply inspiring to see a plan coming together and delivering results.

The execution of this order is progressing well. To fulfill this order, we have extended our product capabilities and validated the technical development with some rapid prototyping and performance validation that was completed recently in Seattle. This is good for ClearSign's business, and increases our product portfolio, which we believe will open the door for more opportunities in the future. This project is being managed, and the critical ClearSign supply materials cut and shipped, from our team in Tulsa, Oklahoma.

Historically, flare emissions have not been closely regulated, or regulated at all, as process burners have been. That is changing, and since we have developed our product as a core, rather than a new flare, the retrofit opportunities within the flare market may become significant.

As I mentioned in my previous call, we are in the process of bringing a new sensing technology to the market. We believe this disruptive technology has the potential to eliminate the use of flame rods. The ClearSign Eye pilot sensor has been designed to seamlessly integrate into existing infrastructure and reduce non-productive downtime due to pilot-sensing equipment failure. One of the main features of our product is that it can verify the presence of a pilot flame without being immersed in the flame. We continue to get great positive feedback from potential customers when discussing the development of this product, which is very encouraging.

We are working through the final details of our commercial design and fabricating pilot production units in preparation for upcoming field trials. Our product will be a system which includes not just the sensor itself, but the controls units that accompany it. This is similar to the existing technology that it will replace. Our business plan for this technology is different from that of the ClearSign Core combustion equipment, in that this will be a truly standard product that we can have manufactured, packaged and shipped by third-parties as a ClearSign product.

We have established manufacturing vendors and expect our first pilot production units to be delivered in the third quarter this year for field testing. Our manufacturing partners are currently optimizing the design for large-scale manufacturing of the hardware, and concluding the reliability testing of the electronic components. We are also talking with potential first adopter customers to identify host sites to install the first off-the-line units to give feedback and also to promote and socialize the new technology amongst the community within the industry.

In general, looking at the stage of our business, we are in a time of change. Aside from the external factors such as the coronavirus, international travel and restrictions and political uncertainty, the Company is in the process of positive transition. Our engagement with ExxonMobil is almost certainly being watched not only by our investors, but also by others in the industry who seek to benefit from the due diligence undertaken by ExxonMobil's research and engineering division. This also includes other equipment manufacturers. Likely, there will be some who feel threatened by the validation of our technology, but also others with whom we see mutual benefit and with whom we have been in serious discussions about collaboration partnerships.

While it seems to have taken a significant period of time, I am very optimistic that the ExxonMobil burner order and potentially, others from additional top-tier customers, will act as catalysts and pave the way to completing the additional collaborative partnerships that we seek. I do believe that we are on the precipice of market acceptance moving into industry adoption. Through our flare technology, our overall business strategy has been demonstrated as successful and our technology evaluation and pricing model has been validated.

Also, we fully believe that the installation of the 4 flares currently in production will provide further references of our capabilities and further raise the awareness of what we offer in the very valuable California market, and also other regions of the country where the need for the reduction of pollutant emissions are anticipated.

Despite not being able to get back into China, we have developed our fire tube boiler technology to a commercial form. And our water tube technology all but reached the maximum firing rate required to be ready for the performance certification in China. And our ClearSign Eye sensing technology is on track for commercial release later this year with great anticipation from those familiar with our offering in the industry.

I am sure that everyone on this call is looking forward to our lives and businesses getting back to full operations. For ClearSign, I truly expect that the next few months will be exciting. We will, of course, issue press releases of material developments, and also post more general news on our LinkedIn site and as updates to our website. I thank you all for your continued loyalty to ClearSign and for your time joining us on this call today.

That concludes my prepared remarks today. Operator, please open up the lines for questions.

Questions and Answers

Operator: We will now begin the question-and-answer session. (Operator Instructions). John Reynolds, a private investor.

John Reynolds: Great job, a very tall task transforming this. My question is you've got enough capital for the next year, with oil being so volatile and CapEx spending not being on the front burner, so to speak, are these companies still engaged because this is a technology that is going to be a must-have?

And then the second part of that, have you been talking to any ESG funds? This seems to fit the bill for the environment particularly. And what are your comments on that?

Jim Deller: John, good afternoon. I am going to get to your questions there. So certainly, the general market and the news from the refiners is that their discretionary spending and expansion plans are somewhat curtailed by the reduced oil prices and the volatility. The projects that we're engaged in are the likes of the ExxonMobil order and some others that we're pursuing are actually part of a much bigger project, we believe, for those refineries and are not seen in that light. They have been progressing. No doubt in the general industry, looking at the normal burner market, some of the projects may be delayed. But to date, I don't recall of any projects in the list that we are pursuing that have been canceled or significantly delayed by any of the oil price volatility.

The comments about the ESG funds, they are certainly on the horizon. We are very aware of them, and we are contacted by those funds; we have seen interest from them. I think that's really a conversation potentially for the future, but yes, we have definitely received interest.

John Reynolds: Got it. Got it. Yes, I just wanted to make sure that was on your radar. But are these companies, the super-majors, obviously, do they have a mandate to spend so much per year kind of cleaning up their act, so to speak? Is that what you're finding? So this is not -- their CapEx expenditures obviously on drilling new holes has been curtailed, but you don't think that this program will be adversely affected by that?

Jim Deller: John, I don't think -- I can't speak for the refineries, so I don't know what their internal policies are. We do know that -- go ahead.

John Reynolds: Do you feel like that your new model is going to compress the sales cycle, how about that? Obviously, we've had start and stops before with this, and you get a great announcement. And then months go by without new announcements or follow-ons. Is this a sustainable model that's going to compress the sales cycle and be more -- not as lumpy, so to speak?

Jim Deller: That is a great question. So this most recent announcement was a very significant step in launching this ClearSign model, right? To get the equipment into these major refineries, you not only have to have a fundamental technology that does something special, but also to develop a product into a form that refineries can actually use it safely, that they can install it and maintain it, and that they have the confidence to do that.

And in our case, on the demand side, I think it's clear to the refiners, especially in the -- currently in the California and the Texas region, they see the future environmental restrictions only getting tighter, reducing NOx emissions. The current technology they have available to them to meet the new requirements are very expensive SCRs, which become even more ridiculously expensive to install on a retrofit basis. You don't have space in a refinery, you've got to cut these apart, you can't find real estate. The complications are huge. And what we're offering is a way for them to avoid having to go through that very elaborate and expensive project, quite frankly, to install a piece of equipment that delivers to them no value.

So that's what we believe is the motivation behind these top-tier companies like Exxon investing years and hundreds of hours of engineering to find a best solution for them going forward. So long term, this is the start of something great, but they do have to complete their process. So I can't promise an order every week, but it is the start of what I believe is truly putting our business plan into action and showing that what we're doing is getting traction within the industry.

John Reynolds: Got it. Thank you. We're rooting for you, Jim. Thank you.

Operator: Jim Kennedy with Marathon Capital.

Jim Kennedy: Jim, could you help me kind of size up this market a little bit? Is it as simple as X number of refineries, regardless of whether or not it's Exxon or anyone else, times X number of burners? How do you look at that refining market? And then beyond the refining market, what are the size of the other markets? You talked about China; how does one get a handle on what the size of that market is?

Jim Deller: Certainly. So Jim, I think it's best, if I can, is to give some tools as well. So firstly, there is a really good resource that's available to everyone. It's AFPM or the American Fuel & Petrochemical Manufacturers; they have a -- they're a trade association, but they have a refining and storage capacity report. If you just type it into Google, it will pop right up. That gives the refining capacity of all the states of the U.S. as a total, but also individual refineries. So some data that's available [right there].

And drawing from my experience, the U.S.A. has a refining capacity very close to 20 million barrels per day. Our estimates, which are based on experience, we believe that there is in the region of 80,000 burners employed in refining that 20 million barrels per day. So that example, and if you scale down to Texas, because within Texas, there's just over 6 million barrel per day of refining capacity. That scales down to about 25,000 burners used within Texas. A large refinery, that will be somewhere in the region of 500,000 barrels per day. So you can scale that same ratio down. And that's a reasonable assessment of how many burners are going to be used in a major top-tier refinery.

Jim Kennedy: So if we took that 80,000, for instance, would that actually be your total addressable market, or there are some nuances there where we have to parse it a bit, and maybe it is 75% of them, would your technology be applicable versus 100%, or is it applicable to virtually every burner out there?

Jim Deller: I would love to replace every burner out there, but the reality is that some heaters already have SCRs on them. Right now as well, we need to look at timing. So California, obviously, is driving emissions down to a very low level is an immediate market for us. We see that the major forward-looking refineries in Texas are very cognizant of what the TCQ is doing and are preparing for that.

So I'd say California and Texas are probably the first states to go into major adoption. And they're probably looking at a -- for Texas, probably a 6-year window to complete that process. But following that, then we'll have the East Coast and the other regions of the U.S., and possibly other regions of the world will start to deploy their own changes. So it will roll through.

I'll give you some -- truly some gut numbers. I think in terms of the ultimate adoption, somewhere between 5% and 20% of the burners in the market, I think are a very realistic target for ClearSign Core technology.

Jim Kennedy: Okay. And then -- I'm sorry, go ahead.

Jim Deller: Well, you asked about the other regions. I was just going to give you a few numbers on China. In China, the boiler burner market [technical difficulty] a target market. They certainly have a very large refining industry there, which we may come to address in the future. But the emissions targets that are required in China at present can be met more or less by the current technology at their price levels. This is just, quite frankly, not worth our effort. We're exposing our technology at this time.

That's not the case for the boiler industry. There's 350,000 boilers, we believe, that within China that are going to need to be converted to a lower NOx form over the next 10 years, and that's based on Chinese data. That is an absolutely massive number. When you break that down to 35,000 burners per year, if you average it over those 10 years, I'm really hesitant to guess at a market share in China. But just by doing the math, if you factor in even just a few percent, that works out to be a very, very big number.

Jim Kennedy: Indeed. And then how would I get to a rough revenue estimate either per burner, per refinery, per boiler? If I have a refinery and I want 4 burners, 6 burners, 8 burners, are you giving me a discount because I'm ordering 6 or 8, or it's one price for each burner and no discount? How are you envisioning that?

Jim Deller: Let me ask you, have you ever worked in a bar in one of your past lives? So I think the best reference that we can give, or information that we can talk about, because obviously, a lot of the contracts with the individual customers are confidential. The World Oil order that we had was published for 5 burners; the value of that order was $[540,000]. That did include some installation and there was a little bit of controls equipment in the order as well. But factor that in, but that will give you a ballpark value for what the ClearSign Core technology is selling for. And to date, in our quotes and conversations, that price has been respected by our customers.

Quite frankly, when the customers are engaging with us and seriously talking about ClearSign Core technology, they're comparing us to not an SCR; they're not comparing us to what other burners in the market are selling for. And that is really where we have positioned the product at, and where we need to maintain because if a regular burner in the market, and the NOx levels they're providing can meet the needs of the customer -- or at least they believe they can -- then that's just not business that's worth ClearSign pursuing. We've got much more profitable business to pursue.

So I would advise to take those World Oil numbers as a ballpark. Some will be higher, some will be lower. Yes, you may get modest discounts for large orders, but so far, what we've seen, and our intention, is that those prices will be reasonably held.

Jim Kennedy: And Jim, can I draw a parallel between China and the U.S. and Europe when it comes to boilers, that it would be applicable to those other territories for boilers, or you're going to have your hands full in China first?

Jim Deller: We made a point with the resources we've got, and the interest of making as much money as we can as fast as we can, to focus on key markets, and really focusing on the U.S. refining market for the process furnace and the very high-density of [boilers] in China as our first target. It's not that there -- there is certainly a market in the U.S., it's not as big; there's certainly a market in Europe. It's just we can get much more return for our efforts by focusing on that very big market first. So it's not never; it's a case of it's China first for boilers and U.S.A. first for [burners].

Jim Kennedy: Okay. Got you. The industry potential relationship that you've talked about that you're trying to develop, do you envision that partner becoming a marketing partner for you? Would it be on a non-exclusive basis? What would be -- if you had your druthers, what would be the way you'd like to see that structured or what they would be doing for you?

Jim Deller: Okay. So I'll preface this by saying I'm going to ask for a little bit of patience at the end. But certainly, our objectives and, let's say, good things come to those that wait. We're really focused on finding a global partner that has an outstanding reputation in the market, that can truly do the ClearSign technology justice, and can provide the technical resources, the project management resources and the sales resources and service requirements that we need to be successful. So we would certainly include their sales capability as a value when we are considering partners.

Jim Kennedy: Got you. Okay, very good. Thank you for taking my questions.

Operator: Robert Kecseg with Las Colinas Capital Management.

Robert Kecseg: I wanted to connect the World Oil business with the Exxon deal. I was wondering since you had the experience at World Oil, because I guess they were kind of really closely, as you described before, closely connected or closely-situated burners. I was wondering if you could maybe share with us what's been learned about that since, and how capable this technology is to appropriately service World Oil, and how much that maybe helped us going forward?

Jim Deller: That's a really good point. I really -- I just had this really -- need to give some thanks to Jeff Lewallen and Venky Iyer here in the office, that our technical team working on these burners have worked really hard throughout this COVID-19 period. One of the valuable things we learned at World Oil was that's the first time we had the opportunity to put multiple burners into the -- in the furnace. Prior to that, we've just run a single burner in the test furnace in the Seattle office.

So during this time, as we dialed in the technology for the wide-ranging requirements for Exxon, we were also able to build on what we learned at World Oil, and actually really explore the burner and develop it to address what we saw at World Oil when we put them into that furnace for the first time. So it's probably not appropriate on this call to really get into the sort of fine details of the burners, but we have extensively modified the burner [corresponding] to meet the wide operating requirements of Exxon and any large-scale refinery.

The things that we did to address that, we're actually very consistent with what we wanted to do to address the World Oil burners as well. So they've been mutually supported. And then we look forward to getting them into the test furnace to actually demonstrate it and approve both to Exxon, to World Oil and, of course, to all the other refineries out there.

Robert Kecseg: Yes, thank you, Jim. That's exactly what I was getting at is that there had to be a lot learned in modifying and making a real delta change for the burners going forward. And so really, the fact that everything just didn't go perfectly with World Oil, it actually turns out to be a benefit for the Company going forward, which is basically what my question is about.

Jim Deller: That's right, yes. It actually made us -- or put us in a much better position to go forward with the demonstration for the ExxonMobil burners in confidence when we get a chance to put them into the full-scale test facility, so that's exactly right.

Robert Kecseg: I'll come back with a question maybe later and give somebody else a chance. Thank you.

Operator: Jack [Stewart], a Private Investor.

Jack Stewart: I know that you guys don't have any sell-side coverage for the Q&A, so that's a little bit weird for a company that's been public so long. But I'll do my best to facilitate a couple of questions here for the other private investors out there. So I'm just going to rattle them off, and then I'll let you address them in the order that you choose.

First, I wanted to address the ExxonMobil order that you put out on the press release for today. I was hoping you could provide a little bit more color around what the timelines are associated with that order and the installation, and let us know if there are any revenues actually associated with that order?

And then I also wanted to clarify how is this Exxon order different from the order that you guys received from them last October that you guys press-released. Was that prior order not proper validation of your technology for them to move forward? So why do you need a second validation test with them? And from what I can tell, the press releases look like literal copies-and-pastes of each other. And so I'm just confused what's different or new this time around? So any color there is really helpful. And it's just, to me, it's a bit weird that that same language would come out at the time that there's some NASDAQ listing issues, as well as the need to raise additional cash.

So that's -- my second question is can you help me or help us understand your balance sheet positioning? I will flat-out disagree with the first questioner's assertion that you've got a year's worth of capital left. In fact, that it's plainly stated in your 10-Q under the going concern language.

You’ve said in the press release now that you've got about $7 million of cash left as of the end of the first quarter, which is in March. You've probably burned another $1.5 million to $2 million since then. So I'd assume you're probably about $5 million cash currently and burning $1.5 million to $2 million a quarter. So my math gets me to you've got about 2 quarters of runway left. So clearly, there's going to be more financing needed. So if you could help us understand your path forward and the ways that you plan to address your cash shortfall, that would be super-helpful.

And then lastly, my third question is that if I look at the history of the Company, there are numerous orders that you guys have disclosed in press releases over the, call it, the past couple of years, but there's still no revenue. So if you could help us understand what is the disconnect between these orders and when you expect to receive the first -- basically, the first dollar of revenue for the Company? So I'd assume these are -- a lot of these projects would be booked on percentage of completion booking method. And then given the market cap, even the first little bit of revenue is not enough, right? So when are we going to see $5 million to $10 million at least of revenue? So any guidance would be helpful.

And along the guidance, are there any metrics that you can provide to investors like order backlog value, book to bill or maybe anything like average order prices per project or be it the per boiler? That's it.

Operator: Everyone else has left the call. And pardon me, ladies and gentlemen, we seem to be having some technical difficulties. So just please stay on the line for a moment while we get our speakers back. It looks like no one else is going to join this call. Goodbye.

Again, we are experiencing technical difficulties, but our speakers are dialing back in. So if you'll just wait a moment, we will join them back in to answer your questions.

Jack Stewart: Hello, am I still --

Operator: We've got our speakers back in. Please proceed. Did you hear the question, or do we need to repeat our question there?

Jim Deller: We did hear the question that --

Jack Stewart: The third question was about any guidance that you could provide around when orders will produce any revenue. So I'm surprised that there's no book -- percentage of completion booking on these orders that have been announced for a couple of years. When can you get the $10 million of revenue? Any kind of guidance is helpful.

And then are there any metrics that you can provide investors like order backlog, book-to-bill, or something maybe like an ASP per boiler, so we can do math on the TM or any kind of average order size per customer? Any details are helpful.

Jim Deller: Sure. So Jack, if I can, I think it makes sense to walk through the -- almost in reverse. So I think the difference between this order and the previous order is, first, up until now, we've not recognized revenue in terms of same completion. So with the prior orders within the Company, that explains why you don't see significant revenue as those orders were spread out. The Exxon orders, to address that, and the [new] orders are very strongly related.

The prior order was actually an order as part of the assessment that led to the purchase of equipment by Exxon. We've been working with them for a number of years. And this really just, I think, relates to the importance of this order and why this is so significant when you look at the amount of work and due diligence that Exxon have put in in assessing this technology.

Really, the value of the order is there's certainly monetary value, but the value is what it represents, and why Exxon are doing it; and the fact that they have almost certainly spent as much money on their own engineering and assessment resources than they are on hardware and installation of the hardware. So the prior order was a precursor; it was a payment to ClearSign for us to do a much more detailed engineering study of how ClearSign Core burner technology would fit into this particular heater, again because Exxon wanted to do a much more thorough assessment before even engaging in an equipment purchase contract.

That then led through to a much greater refinement of the requirements of this order to the details they passed on to us to achieve with our burner before they would even consider buying it; and ultimately, through to the purchase orders that we have the pleasure of announcing yesterday afternoon. So those 2, rightly, were very, very similar, but they are 2 very distinctive orders. And the order for the hardware for the burners is the culmination of a very large amount of work, both on Exxon's part and ClearSign's, but do rightly deserve very significant press releases of their own.

Robert Hoffman: Jim, do you want me to -- this is Rob Hoffman. I'll take the question about the financing.

Jim Deller: Certainly, Rob.

Robert Hoffman: And obviously, we can only release the numbers that are present. I think the questioner's math is a little off, making some high assumptions on cash burn when we've demonstrated that we are at $1.5 million a quarter. And our assessment also does not even include any revenue, so I think that the short answer is we are comfortable with our cash position; we're comfortable with the prediction we made into how long that cash will last even without any revenue. And I guess that's the answer.

Jim Deller: Thank you, Rob. And Jack, just your last point, yes, there is revenue attached with the order. Exxon, like everybody else in valuing our burners, the way that we expect the market to, and actually, in line with the guidance I gave, by comparing to that World Oil announcement. So it's a very nice order for us in its own right, but the value that it represents in terms of what ExxonMobil are doing and the ClearSign go-to-market strategy is, of course, huge.

Operator: Michael Legg with Benchmark.

Michael Legg: Congrats on the milestone for the Company, guys. And Jim, it's nice to see all the progress you've made since you've joined the Company. Two things I wanted to talk about -- one, on the lower oil pricing now, and I know we've talked in the past about how taking down the refineries is a key issue when installing your burners. So could you talk about, with the current pricing of oil and where we're at, if that may actually be an opportunity for you?

And then secondly, with the service contract you're using on Exxon, could you talk a little bit about that might actually possibly be a joint venture, where they may even throw money into ClearSign or something of that nature?

Jim Deller: So let me address the first. I'll come back to you on the second question; I'm not sure I fully understood that. But in general, as well, certainly, when the oil price is being volatile, our refineries do get -- either the production rates are reduced or sections will get shut down. Typically, the projects to install our equipment are at least months, if not extending beyond a year in the planning. And it also tends to coincide with the oil companies not having a lot of spare capital. So at this point, we may see a fewer opportunistic orders.

But I think the longer term, the orders we're seeing, and our main focus, is to get our equipment established as a best technology for these major refineries to use in their upcoming projects. And then I think potentially, the beneficial effect of the slowdown, as capital projects get delayed, is it could actually delay those projects slightly to the point that their evaluation has been completed, and they are ready to actually include the ClearSign technology in those plans.

So I think long term, this is not a bad thing for ClearSign at all. To be honest, I think the unknown and the volatility of what's going on at present is just really hard to predict how that's going to affect everyone in the market today.

Michael Legg: Okay. And then just on the -- you talked with a lot of different partners and distribution service perspective. Are any of those type -- you mentioned some being extremely large, obviously. Are any of those the type who may want to take an equity stake in ClearSign?

Jim Deller: Michael, I don't know that anything is off the table. I certainly -- I can't speak for them, either here or in China. I really can't comment on that at this point.

Michael Legg: Okay. That's fine. Thanks again, and congratulations.

Operator: Sean [Hanick], a Private Investor.

Sean Hanick: Nice job; it's really exciting to be a part of the team, and I watched your stock double today. I got a question for you. The question begs, as successful as you guys are becoming, as proprietary as you have this useful technology, and you've got patents all over the place; and you're a small company. You've got a very cheap stock. Has there been any conversation with somebody possibly buying you guys out, or say, Exxon wants to buy your technology? Are you guys for sale?

Jim Deller: Sean, I want you to know, we're not engaged in any conversations today. I'm not sure I can really say more than that. Obviously, we are a publicly-traded company. The shares are always on the market, but we're not holding any news back.

Sean Hanick: Okay. Thank you.

Operator: Robert Kecseg with Las Colinas Capital Management.

Robert Kecseg: Yes, I think, Jim, it might be helpful to give us some kind of understanding of the existing industry that's providing burners, and also the burner boilers on the fire tube side, as far as what kind of replacement of burners and, say -- just, say, in this refinery area, since we're talking about ExxonMobil as a customer, what sort of replacement takes place annually in the refinery process heater business?

Jim Deller: Okay. Thank you, Rob. So first, let me preface this. I don't want to make any presumptions specifically about ExxonMobil, and also need to be careful that what they have told us as part our interactions are confidential. But I do have a 20-plus-year experience working with refineries in the burner area.

So I think there's multiple scenarios. The market that we are predominantly focused in is actually driven by the need of our clients to meet current, but often more, the anticipated emission reduction requirements from local legislation. So the change out of equipment is part of a much larger project when a refinery would look at all of their combustion sources and basically, work out all of their options and all the technologies available to them. And they will come up with a plan to get their emissions down to whatever that requirement is in the most economic way, and the way that gives them the best control and operation of their refinery. So that is basically a forced change-out.

There are -- equipment just finally does wear out, although typically, with an installed burner, the general practice, as long as the burner is meeting the current requirements and the use of the heater has not changed, such that the heating or the flame profile needs to be changed. It's typical with burners to actually buy replacement parts to keep those burners in operation. And it's not unusual for a burner to operate for at least 10 to 15 years.

But for a supplier -- and as I actually mentioned in the body of the call -- planning for that parts replacement is very important because actually, as you get more equipment out there, that actually becomes a very significant additional source of business that grows incrementally as your installed base increases. So for us, we are really targeting the 4 change-outs are primarily driven by emission requirements, at least in the U.S.A. market. And then secondly, the work that our -- of refining customers have to do to keep the burner equipment in operation, that is going to be an increasing revenue stream as time goes on.

Robert Kecseg: Okay. And I'd like to follow up with this. We've been talking about the Chinese issue, and now there's this inability to be able to go over there and continue work on it. What about that same type of business, the water tube and the fire tube in the United States? It's a very large market as well because it's a smaller type of application to a lot more locations, as I understand. Could you speak to any progress that we've made in the U.S. in that same type of market that we're trying to do in China?

Jim Deller: We do have some leads in the U.S. Our focus -- my focus particularly -- has been, right, to build a large and sustained ongoing business. And that also means building up the infrastructure and the partnerships and making the investment to do that. And yes, there is a significant opportunity in the U.S., but the amount of boilers which are being driven to lower emissions by local regulations, and the forcefulness with which the Chinese government imposed those new regulations, just provides so much of a bigger market opportunity in China that we've really focused on launching the boiler burner business in China. The delays that we're seeing right now are temporary; we do expect to be able to get back out there soon. We think that the bulk has passed.

We do have to be selective; We are being very judicious with our cash. You can't chase everything. So we truly are really trying to chase the big opportunities, but to do that in a way that we are building a sustainable business, rather than chasing one-off opportunities as they come up. But we want to make sure that what we're building is going to deliver for the long term.

Robert Kecseg: I was going to say, as far as the priorities now because of China kind of being slowed down, and being able to get over there, would you say that the process heaters in the refinery area is the number one choice, or is the number one opportunity for the Company as far as timing goes, because everybody on the call is concerned about timing and how long it's going to take. And with the lack of revenue and so forth, that's obviously a concern. So what do you think is the priority as far as the chance for revenue and timing for the business?

Jim Deller: The two are very close. Obviously, with like today, process burners is getting the top priority. We do have resources to cover both. We have specialists, mainly based in Tulsa, from the process burner industry focused on that business, and then we have our Chinese experts and boilers to be focusing on China. So we have resources to cover them both.

But in terms of what are we going to be doing in the next few weeks, certainly, the process burners are at the top of our minds. But I do think that come late Q3, we will be able to get back into China. And I am anticipating that we will get going very quickly once we can get back into China and get this type of testing done. But we've never had a fire tube boiler burner in China ready to test; we are to that point now.

Robert Kecseg: Great, okay. And can I just ask one more thing? The comment that you made about ASHCOR, and I think the California Boiler company, did you say that they kind of joined hands to market products to the flare business, or to a larger business by combining their efforts? Is that what you were mentioning?

Jim Deller: Yes, it's not quite. I don't want to speak for them in detail. So ASHCOR is a manufacturer of flare and thermal oxide equipment and they are our partner. They do build product with ClearSign Core. California Boiler is an installation company in California that sells combustion equipment and also installs it.

So we, as ClearSign, met with ASHCOR, formed our agreement with ASHCOR. We met with California Boiler and talked about sales channels and installation in California. We also relayed that we could provide ClearSign Core product through ASHCOR, and they then reached out to ASHCOR and actually set up as a distribution and installation agreement for ASHCOR's products into, I believe, the kind of boiler market. But I can't guarantee I know all the details of that agreement. That was between ASHCOR and California Boiler.

But for us, the benefit is we have an installer that really likes ClearSign technology. We have an OEM manufacturer if that's an alliance partner of ClearSign building product with ClearSign equipment in it. It was everything coming together, when you get an OEM partner forming a sales alliance with an installer in a key territory and the two of them work together to sell your product.

Robert Kecseg: Right. Okay. Thank you, Jim. I appreciate the info. Thank you.

Operator: George Woodward, a Private Investor.

George Woodward: Hi, Jim, this is George Woodward from BDE Capital. First of all, congratulations. This is a very exciting company to follow in this space, and I know that you guys have dealt with a lot of macro headwinds. And it's just incredible to see sort of interest coming from Exxon.

The first question that I kind of wanted to get a read on from you guys is whether you can sort of give any color on the timeline for where you guys are looking towards progressing on this Exxon deal. You spoke very cogently about the fact that this has been 2 years in the making. So what are you looking for the next step that would be an optimal outcome for you guys?

Jim Deller: So yes, we are really to the very big and the last phase of this project. There has been a lot of work done in the past over a long time, but now we are to this point. We have a performance test of the equipment that is going to be in the tail end of the heat of the Oklahoma summer. So end of Q3 time, if that's -- we got the [ODS] yesterday, so we still got to nail down the exact schedule. It's going to be around that timeframe, and a delivery to the customer, hopefully, before we get slowed down by the Thanksgiving-Christmas period. And that will allow Exxon, right, to actually install on their schedule.

George Woodward: Fantastic. It's a great validation of all the work that you guys have been playing out. And now given this news, I think that some of the earlier callers were sort of being a little boorish and mischaracterizing as saying that you guys were running out of cash. As guys that have been around for a long time with you guys, some people are very interested in seeing you guys sort of raise capital to make sure that you seize this opportunity. Do you guys see this in the future to ramp up the -- if the sort of partnership with Exxon works according to how you guys expect it to, it seems like you got to strike when the iron is hot. Is that something that you guys are considering?

Jim Deller: We had the question, addressed the question of capital raises. But obviously, for the long term with Exxon and oil refineries, we do see the business turning to profit and growing from there.

George Woodward: Yes, absolutely. For the people that have kind of stuck with the story for a couple of years, I think that it kind of makes sense, now that this opportunity has presented itself. And I was just wondering whether you guys see some truth to that idea, given that now is sort of an inflection point for the business, and you don't want to be weighed down by a lack of capital?

Jim Deller: And right now, as we said earlier, we've got capital to see us through well into next year. We've got this order; we've got some of the sources on the horizon. So right now, we feel comfortable with where we're at today.

George Woodward: Okay. I was (inaudible) --

Jim Deller: And (inaudible) that we need.

George Woodward: Would you say that it's fair to say then to not expect a capital raise for the rest of this year then in that context; or do you think that there is -- if the opportunity does look very attractive, that you guys would consider it for the benefit of shareholders to make sure that you guys can move as quickly as possible?

Jim Deller: I think at this point, we've addressed the capital question a couple of times. I really ask we just leave it there without repeating ourselves.

George Woodward: Sure, I appreciate it, Jim, and I apologize for sort of digging into it. Obviously, we're very bullish on ClearSign. And so we just want to make sure that the opportunities can be seized. I guess the only other question I have is that are you concerned about sort of the -- given that there's been some media coverage about the fact that these markets are fairly sort of retail-driven, we've seen the value for quite some time.

But it's kind of eye-popping, both in a pleasant way and in a concerning way, to see the stock up 200% on a certain day. Are you guys concerned about the market being overheated, or that people didn't understand the value proposition here a month ago, but now maybe they're jumping in a little too fast? Is equity management something that you guys are concerned about, or is it unrelated to your general business strategy?

Jim Deller: Yes, we are really focused on -- we've got a great product. We've got a really good market. We've got really good customers that have chosen (inaudible). We are really focused on just making this business successful.

George Woodward: Okay, wonderful. And I guess the last question is, obviously, that there's a lot of promise here. And if you could help us, for those of us schooled in traditional finance, of how we start approaching towards a valuation, because it's hard. No matter how exciting the opportunity to sort of get some sort of estimate of like discounted cash flows going into the future. Is there any sort of light that you can shed on that?

And I know that you've mentioned, in sort of broad brushstrokes, that you are sort of looking towards the business turning cash flow positive and revenue positive. But is there sort of more clarity that you can provide for everyone on the call to turn the optimism that we've had over the technology, and your expertise in the area, towards trying to estimate what sort of revenue ramp-up there is?

Now I'm not quite sure, I'm sort of confused, because I've looked at the financials and followed for a couple of years. And I know that you guys are in the exploratory stage now where you are sort of developing those relationships with customers that result in orders. And so it's going to be a big shock, I think, in a positive way for us when we start seeing that revenue flow. But it's also sort of very difficult to gauge once the numbers do appear, given that we don't currently have numbers, what those look like.

So can you give, at least in your best estimate, some sort of ballpark of what you're looking for if everything goes according to plan with this Exxon deal, of what the sort of lower and upper bounds are of the first contract that is signed, assuming that everything goes according to plan, and that Exxon sees your technology in the same way that you and I do?

Robert Hoffman: Jim, you want me to -- let me take this one. This is Rob Hoffman. As you may or may not know, not only am I the Chairman of the Company, but I put together an investor group to take approximately a 20% position in ClearSign.

George Woodward: Yes, [I do].

Robert Hoffman: We did quite a bit of analysis on what we thought the total addressable market was, what the business model looks like. And so obviously, that is up to individual investors to figure out for themselves. And I think what Jim had pointed out earlier, the size of the addressable market, even if ClearSign only gets a relative small percentage, is still very monstrous. And that's really -- that's what incented my investor group to come in. And obviously, each individual investor has to do their own homework and make their own predictions and what they believe can be the end result of market acceptance.

So we're not in a position to make any -- to give any guidance, whether it's on revenues or profitability or margins, other than to say that we are a technology provider that, with an asset-light business model, that we think has a very strong IP portfolio to protect the profits that we hope to have for a long period of time. And so I think we can leave it at that.

George Woodward: Absolutely. And just have one last follow-up and then I'll kind of jump back in the queue. I'm a big believer in the size of the opportunity, but there's sort of shibboleth that the road to hell is paved with total addressable market numbers. And so it's -- there's always an opportunity for TAM. The thing that I'm curious about is for you guys to sort of say that given how confident you are in the business, like what you see a first step in capturing some of that TAM looks like, because it's impossible really to multiply TAM by a percent that someone kind of makes up. And given that you guys are in the heat of it, you're the best able to sort of approximate that.

So is there any sort of color that you can provide that clarifies the opportunity a bit more for people like me that are on the same side as you guys, but also want to sort of at least get a starting point for some of the things that I can sort of imagine going forward for this business?

Robert Hoffman: Well, I think to somewhat answer your question is I have been investing professionally for over 30 years. And many of my most successful positions have come about because I've let people who are more expert at a particular category or science do my homework for me. In other words, as it pertains to ClearSign, when you have an entity like Exxon spending the kind of time and internal money that they did to take our ClearSign burner to this stage, has got to communicate to most people, I'd think, that these guys are some of the best, if not the best, combustion engineers in the world, and they want to take this next step with us.

Obviously, there's no guarantee that they will convert burners to ours, but they don't go into it thinking that they're only going to buy 4; they go into it thinking that they'd like to buy a lot more. And so that's really the assessment that anyone has to make is who do you depend on to tell you whether the technology works? Do you depend on us? Well, we're going to tell you what we believe; or do you really want to listen to an independent entity like an Exxon that is putting their resources behind their decision?

Operator: This concludes our question-and-answer session. And I would like to turn the conference back over to Jim Deller for any closing remarks.

Jim Deller: Thank you, Operator, and thank you, everyone, for joining our call today. This concludes the ClearSign Technologies first quarter 2020 conference call. Thank you for your time.

Operator: The conference has now concluded. Thank you for attending today's presentation. You may now disconnect.